Exhibit 99.1

PRESS RELEASE

Clorox Board of Directors to Initiate Comprehensive CEO Search Process

Chair and CEO Linda Rendle to Step Down Following Appointment of New CEO

OAKLAND, Calif., May 28, 2026 — The Clorox Company (NYSE: CLX) today announced that Chair and Chief Executive Officer Linda Rendle has asked the Board of Directors to initiate a CEO search process, as she has made the decision to step down for health reasons. Rendle will remain Chair and CEO while the search is conducted and until the new CEO is appointed. Rendle will also serve in an advisory role for a period following the appointment to drive business performance and a smooth leadership transition. The search will be comprehensive, led by an independent CEO search committee of the Board with the support of a leading executive search firm.

“Linda has been an exceptional CEO for Clorox, steering the company through a period of significant transformation and volatility,” said Matthew J. Shattock, lead independent director of The Clorox Company Board of Directors. “She has helped make the company stronger, more agile and better positioned for the future. Linda has modernized our digital and operational foundation, sharpened the portfolio toward faster-growing health and hygiene categories, and accelerated innovation while continuing to invest in our brands, people and growth. While we are saddened by her decision, we are grateful that she will remain in place during the search and as an advisor for a period after the new CEO is appointed. We fully respect and support her personal decision and are confident that the process we are putting in place will result in a strong leader who is well positioned to lead Clorox into its next chapter of growth and value creation.”

“Serving as CEO of Clorox for the past six years—and being part of this special company for more than two decades—has truly been the privilege of my career,” said Rendle. “This was an incredibly difficult and deeply personal decision but after thoughtful reflection, I believe now is the right time to begin working toward a leadership transition so I can focus more fully on my health and family once a successor is appointed.

I remain fully committed to leading Clorox in the coming months through this transition and ensuring a smooth handoff to the company’s next leader. I’m proud of what our team has accomplished during one of the most consequential periods in the company’s history. Our experienced management team remains fully focused on strengthening execution, advancing innovation and delivering superior customer value as we continue to restore profitable growth and market share. While the operating environment remains challenging, I’m confident the actions we are executing today are positioning Clorox for long-term success.”

Rendle posted a personal message regarding her decision on the company’s website.

Rendle and Chief Financial Officer Luc Bellet will participate in a fireside chat at the dbAccess Global Consumer Conference on Wednesday, June 3, in Paris at 12pm CEST. The webcast can be accessed here.

About The Clorox Company

The Clorox Company (NYSE: CLX) champions people to be well and thrive every single day. Headquartered in Oakland, California since 1913, Clorox integrates sustainability into how it does business. Driven by consumer-centric innovation, the company is committed to delivering clearly superior experiences through its trusted brands including Brita®, Burt's Bees®, Clorox®, Fresh Step®, Glad®, Hidden Valley®, Kingsford®, Liquid-Plumr®, Pine-Sol® and Purell® as well as international brands such as Chux®, Clorinda® and Poett®. Visit thecloroxcompany.com to learn more.

Media Contact:

corporate.communications@clorox.com

Investor Relations Contact:

investorrelations@clorox.com

CLX-F

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